Exhibit 99.1

PRESS RELEASE | No. 1482

Editorial Contact:	Kevin Palatnik

EVP & Chief Financial Officer

+1 (408) 764-4110

Kevin.Palatnik@coherent.com

For Immediate Release:

Coherent, Inc.’s Chief Financial Officer, Kevin Palatnik, to retire by March 2021

Santa Clara, Calif., August 20, 2020 - Coherent, Inc. (Nasdaq: COHR) today announced that the company and Executive Vice President and Chief Financial Officer Kevin Palatnik have entered into an Executive Transition Agreement, pursuant to which Mr. Palatnik will retire from the company no later than February 28, 2021.

“On behalf of the entire Coherent family, I want to thank Kevin for his years of service and steady stewardship to the company and all stakeholders. Coherent has a strong finance team and Kevin has played a significant role in driving our financial and operational improvements. I appreciate Kevin’s partnership in my introduction to Coherent. His consummate professionalism is further demonstrated by his lengthy notice period and commitment to a successful transition,” said Andy Mattes, President and Chief Executive Officer.

The company will immediately launch a global search for Mr. Palatnik’s successor.

Coherent, Inc. is one of the world’s leading providers of laser solutions and optics for microelectronics, life sciences, industrial manufacturing, and scientific markets. More than a provider of lasers, Coherent delivers systems to the world’s leading brands, innovators, and researchers, all backed with a global service and support network. Headquartered in California, COHR is traded on the NASDAQ and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. To learn more visit www.coherent.com.

5100 Patrick Henry Dr., Santa Clara, CA 95054 | www.coherent.com